Exhibit 99.2


                                                              MARVEL ENTERPRISES
                                                         Moderator: Allen Lipson
                                                             10-28-04/9:00 am ET
                                                          Confirmation #21210433
                                                                          Page 1



                               MARVEL ENTERPRISES

                             Moderator: Allen Lipson
                                October 28, 2004
                                   9:00 am ET


Operator:             Welcome to the Marvel Enterprises Third Quarter Results
                      conference call.

                      During the presentation all participants will be in a listen only mode. Afterward we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

                      As a reminder, the conference is being recorded Thursday, October 28, 2004.

                      I would now like turn the conference over to Mr. Allen Lipson, President and Chief Executive Officer of Marvel Enterprises. Please go ahead, sir.

Allen Lipson:         Thank you, operator.

                      Welcome to Marvel's Third Quarter conference call. Joining me today are Ken West, our CFO; Avi Arad and David Maisel, CEO and COO respectively of Marvel Studios; Tim Rothwell, head of our Global Consumer Media Group; Bruno Maglione, Head of International; Alan Fine, President and Head of our Publishing and Toy Biz Divisions; and Peter Cuneo, Vice Chairman.

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                                                         Moderator: Allen Lipson
                                                             10-28-04/9:00 am ET
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                      As in past conference calls, we will provide a brief
                      overview of the quarter and recent developments and then move directly to your questions. Before we get started a few cautionary comments are necessary - David.

David Collins:        Some of the statements that the company will make on this
                      conference call are forward-looking statements that involve risks and uncertainties such as the statements of the company's plans, expectations, and financial guidance.
                      While the forward-looking statements reflect the company's good faith belief, they are not guarantees of future performance and involve risks and uncertainties. And the company's actual results could differ materially from those discussed on this phone call.

                      Some of these factors are described in today's news announcement and the company's filings with the Securities and Exchange Commission including the company's reports on Form 10-K and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Allen Lipson:         Thanks, David.

                      Before I turn over the call to Ken West I would like to briefly address my decision to retire at the end of this year and the Board's election of Isaac Perlmutter to replace me in the role of CEO effective January 1st.

                      With respect to my retirement, I wanted to confirm that the decision is purely a personal one. While I very much enjoyed my tenure here and am quite proud of our accomplishments, it has also been challenging on a personal level, as my home remains approximately two hours away in Connecticut. That lengthy commute on top of a very long workday has limited my time at home to only a few days each week.


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                                                             10-28-04/9:00 am ET
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                      After five years of being part of the team that has
                      brought Marvel to an extremely strong financial and operational position, I am ready to step down to a less frantic pace and am fortunate to be in a position to do this. In fact, I look forward this winter to a very active ski season after which I may begin to consider certain part-time advisory or board roles with companies or philanthropic or educational organizations.

                      I do want to thank the Board, the management team, and our investors for their support, and indicate that I will continue to demonstrate my confidence in Marvel's future by remaining as a significant investor following my retirement.

                      With respect to Ike Perlmutter's appointment, I have absolute confidence in his ability to serve as a very strong and successful CEO of the company and as an effective steward of shareholder value. Ike has played an extremely active, important, and full-time internal role at the company all the years I've been here. He has made tremendous contributions in shaping and implementing strategic initiatives over the past several years and is fully committed to increasing shareholder value.

                      I'll now turn the call to Ken West for a review of Q3 results and our guidance - Ken.

Ken West:             Thank you, Allen, good morning.

                      This morning we reported operating results significantly above the financial guidance we provided earlier on July 29th. I'll take just a few minutes now to review the highlights of the quarter as well as our updated financial guidance for the remainder of 2004 and the financial guidance we established this morning for fiscal 2005.


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                      Consolidated net sales of $135 million in the third
                      quarter was approximately 60% higher than last year's third quarter net sales of approximately $84.5 million. The increase in net revenue is attributable chiefly to two factors. First, a year-over-year increase in Spider-Man movie toy sales recorded by our toy segment, which amounted to approximately $37 million in the third quarter of 2004 compared to Spider-Man movie toy sales up approximately $6 million in the prior year period.

                      Through the third quarter, sales of Spider-Man movie products total $161 million. And you will recall that on last quarter's conference call we gave revised guidance for the full year revenue associated with this toy line of $160 to $170 million.

                      Secondly, we experienced a dramatic increase in the year-over-year net sales attributed to the Spider-Man licensing joint venture, which contributed approximately $28 million in net sales for this year's third quarter, which reflects the consolidation of the joint venture compared with the year ago period during which the joint venture was not consolidated and we recorded equity in the net income of this joint venture of only $1.5 million.

                      Operating income increased 44% or $19 million year-over-year to $62 million, predominantly fueled by the growth in the licensing segment. Operating margins at 46% were down from 51% in the year ago period as the percent of contribution from our toy business, which has lower operating margins than publishing and licensing, was significantly higher than in the year ago period.

                      Pre-tax income for the 2004 third quarter rose to $63 million, which is 62% higher than pre-tax income of $39 million in the prior year quarter. As a


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                      result of a swing in taxes from a benefit of $24 million
                      in last year's Q3 to a normal expense of $21 million in this year's third quarter, a difference of $45 million, net income and diluted earnings per share of $34 million and 30 cents per share were below last year's reported results.

                      Last year's tax credit resulted from the valuing of various NOL carryforwards principally federal. All of such federal NOL carryforwards have been fully used to date.

                      Let me briefly review progress we have made on our $100 million share repurchase authorization as well as some balance sheet items. As of September 30, we have repurchased 3.2 million shares of our own stock at an average price of $13.56 per share for total consideration of $43.6 million.

                      Through today we have repurchased an additional one million shares of Marvel stock during October for approximately $14.4 million leaving Marvel with approximately $42 million remaining under this plan. Excluding any future additional share repurchase activity, we would expect to end fiscal '04 with more than $175 million in cash and investments.

                      Now for a few comments on fourth quarter and updated full year '04 guidance we've provided in today's news announcement as well as some comments on our guidance for '05, which we initiated this morning. Fourth quarter sales are anticipated to range from $78 to $88 million. And operating income is anticipated at a range of $32 to $35 million, as compared to approximately $26 million in the fourth quarter of '03.

                      Fourth quarter earnings per share forecast is in the range of $0.13 to $0.15 cents.


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                      Also reflected in our fourth quarter guidance is a planned one-time charge of approximately $4 million related to the early termination of our existing lease for office space here in New York associated with a planned move to new lower cost office space also in New York early in 2005.

                      Our revised full year '04 forecast of $490 to $500 million in revenue, $215 to $218 million in operating income, and $0.96 to $0.98 cents in earnings per share reflects our stronger than previously anticipated Q3 results, and the factors noted in our press release for anticipated Q4 contributions.

                      This morning we also initiated very healthy fiscal '05 guidance of $370 to $390 million in revenue, $193 to $203 million in operating income, and $1.07 to $1.12 in earnings per share, which reflects our expectations that fiscal 2005 net income and earnings per share will exceed those anticipated for the current year.

                      As we have addressed many times in the past, the lower anticipated net sales for fiscal 2005 compared with current expectations for 2004 reflect the fact that we expect a dramatically reduced contribution from sales of Spider-Man movie toys next year, as our key toy line for next year will be licensed action figures and accessories related to the Fantastic Four feature film for which we will record royalty income in our licensing segment.

                      As we disclosed in this morning's release, we expect some of the primary contributing drivers for fiscal 2005 will include ongoing contributions from the Spider-Man 2 feature film, related consumer product licensing and licensing relating to the Fantastic Four movie release next summer. In addition, we expect domestic licensing renewal agreements to contribute more than $60 million, and domestic licensing overages to approximate $35 million,


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                                                             10-28-04/9:00 am ET
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                      in line with overage expectations for the current year and approximately $10 million less than we recorded in overages for fiscal 2003.

                      In summary, we continue to be very pleased with our financial strength and the progress of the growth initiatives across all of our business units and our prospects of delivering strong financial results and free cash flow over the next several years.

                      Allen?

Allen Lipson:         Thanks, Ken.

                      As you can see, our business model continues to fire on all cylinders. And beyond our strong Q3 and year-to-date performance and the initial financial guidance we have developed for 2005, we believe our long-term growth prospects remain very strong. Though the Marvel brand is already known and well-respected in the United States and abroad, we continue to see myriad ways for us to grow our presence and introduce and exploit more of our character brands in an increasing variety of ways.

                      In licensing we believe Marvel still has the opportunity to grow its slice of the domestic and world marketplace. And our international outposts, which are nearing their first anniversaries, still have much room to expand their scope and contributions both in licensing and supporting the other areas of our business. For example, our head of international licensing based in London, Bruno Maglione, proved instrumental in forging our relationship with Antefilms in France for an animated Fantastic Four TV series.

                      Certainly from the entertainment standpoint we look to continue to expand our pipeline of projects in film, television, direct-to-video, as well as in live event


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                      programming. Even where we stand today, Marvel has a very
                      impressive array of projects in development, a pipeline we are committed to growing. We view entertainment projects as serving a very valuable dual role, one, as a tremendous driver of character and brand publicity and visibility, and secondly as an important revenue source in its own right.

                      In entertainment we are actively investigating ways in which we can secure even more favorable economics in Marvel character projects. Examples of that include the Antefilm project, the project with Lion's Gate to produce direct-to-video animation features, as well as better economic terms on deals with studios. Marvel is committed to seek ways to capture more of the upside economically on the various entertainment projects while remaining true to the core principle of limiting risk and avoiding substantial capital investments.

                      At this time I'd like to call on Avi Arad, CEO of Marvel Studios, to give us a brief overview of the progress of this year's feature film releases as well as our pipeline of entertainment projects - Avi.

Avi Arad:             Good morning. I'll give you a quick summary on 2004. We
                      released The Punisher movie with Lion's Gate followed by a Lion's Gate program. As you know, the DVD came out. And we came in - kept our record intact. The DVD was number one on introduction. It did extremely well. Because of that success we are working towards Punisher 2.

                      Spider-Man 2 was very successful for us. And it's not over. We are going into the DVD season in November with an incredible campaign both for the DVD, which is probably one of the largest campaigns ever for a DVD and combined with the campaign for the Academy Award nomination. Both will bring tremendous attention to Spider-Man and obviously to all core businesses being driven by Spider-Man entertainment.


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                      I just want to make a comment. There were all kind of
                      things on the Internet that someone said: "Number 3 is the last movie" and so on and so forth. It was all a mistake, just one of these silly sentences. Spider-Man is forever. As you know, we have a date for Spider-Man 3. It's going to be in May 2007. And as we develop number three we always think about the number four. So I just want to dispel this little rumor out there. Spider-Man is forever.

                      December 8, 2004 we'll introduce Blade Trinity with New Line, which is the third installment in the Blade franchise that today is a huge franchise. It's extremely known the world over. It's been very successful in New Line.

                      Good news for us. We have the absolute clear rights for Blade live-action television. There is a demand for this product. And it's something that we will be capitalizing on.

                      Going into 2005 we are going to start the year with Elektra, Jennifer Garner, a bonafide star. The movie came out terrific. You're going to start seeing beautiful Jennifer on movie houses and television in the next couple of weeks. The movie is spectacular. It's a good deal for Marvel. It's one of our gross deals. And therefore we think we'll have a good time with it. Elektra again is a franchise that I know we will continue.

                      Next to be released is July 1, it's Fantastic Four. I want to address that we're spending a little more time on Fantastic Four because I've been taking a lot of - I'm not sure how to call this word; it starts with an S - over the release and the timing of Fantastic Four. And this was a tougher kind of a movie to put together. Casting was extremely sensitive. We wanted to make a youthful big movie here. We couldn't share with the market or with anybody for that matter the process of making a movie like that.


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                      We just had our media movie junket in which the world
                      press came out to Vancouver and were blown away. And importantly, and I know a lot of you were biting your nails, no need to bite nails anymore. This movie is spectacular. Because of the late introduction of the movie we had to work a little harder. But the movie spoke for itself. We came from behind, and we were able to get the ultimate partner for a movie like this, for a family movie, Burger King. And we weren't even on the list because, again, as you all know, it was a late introduction. So we are now the Burger King promotion for the summer.

                      We made a retail journey in which we believe we were very successful. Actually Tom Rothman, the Chairman of FOX was kind enough to go on this trip to make sure that everybody understands how important this movie is to us, to them. It's the ultimate family concept. It's an action comedy, young stars, very appealing for Michael Chiklis, with Jessica Alba, and things are moving very well there.

                      We moved this movie into popular culture by making a tie-in within the movie. You will see there is a whole segment of the movie that is tied in to the X Games, so to capitalize on Johnny Storm, who is our hothead and the famous guy from the Fantastic Four. FOX considered it a main event - I'm sure you guys talk to FOX Entertainment - which means it's going to be all on their cable, DTV, network, children time and so on and so forth as a major, major corporate effort.

                      We are extremely pleased with it. We have - Alan Fine put together a brilliant toy line. What's unique about the Fantastic Four, there are five characters, the Fantastic Four and the less fantastic, evil Dr. Doom, which gives you tremendous opportunities from product and licensing.


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                      Because, again, all these issues, how late we got started, we had to do this - you know, we are number two, we have to work harder. And we feel very comfortable that we walk into the summer as a major, major event where licensing will get their turn, they'll tell you how much support and how deep a support we have from everybody at this point.
                      So that's about the Fantastic Four.

                      In order to make the Fantastic Four successful probably for the first time for us we are going to be very, very involved in our own marketing, our own - we feel it's a brand for the future. Fantastic Four is like a Spider-Man kind of a thing, again easier to market because there are five characters instead of one.

                      In order to support it courtesy of our friend, Bruno, we were able to get 26 half hours committed to us by Antefilm for 2D/3D animation, which is state-of-the art, that the show will follow the movie because in order to keep the brand going we don't want down time, we don't want dark time. So when the movie is over, the DVD is over, it will be followed by 26 half hours, which will be a wonderful thing we'll announce in a network at a later time.

                      A week before the movie Activision with a giant campaign is going to introduce a preview spectacular of the Fantastic Four gang, which again with the track record recently between Spider-Man and the new X-Men game, you can imagine they value our brand. They understand that Marvel is an important ingredient for their future.

                      So that's as far as the Fantastic Four. In 2005 there may be other surprises or positives. And I'll take you into 2006 now.


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                      2006 already is starting to become I'll say predictable
                      because that's what's happening to Marvel from an entertainment standpoint. Our company is becoming more predictable.

                      We put out the movie. We know there'll be a second movie and a third one. And in this period, as I told you, we are introducing Blade 3. In May 2006 X-Men 3 will be introduced. It's currently in scripting. It's on the docket, and it's going.

                      At the same time - I'll just go down on the 2006 schedule the way it stands today. The movie business is fluid. The list dates change, as things happen. I can tell you that X-Men is not changing. FOX has a great habit of putting in a date, sticking to the date, and releasing the date, as we explained to you about the Fantastic Four. And at this point we are there.

                      Iron Man is now out to directors. That means there is a script and a studio commitment to make a movie.

                      Ghost Rider is in active pre-production in Melbourne, Australia. We are going to be in physical production January 18, again Nick Cage, movie to be introduced in the year 2006.

                      Again other things in the development for that slate, Luke Cage has a script and has a director. We are just trying to figure out the cast. Punisher 2, as I said, that's kind of a question mark. It may happen still for 2005. If not, it will be for 2006. And Deathlok, we have a director. We have a script. We are working with Paramount on when do we want to start production of it.

                      Going into 2007, again for 2007 we already have one tent pole event guaranteed, which is May for Spider-Man 3, May 2007. And other things in

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                      plan that again everything may move, so don't hold me to
                      it. But we are well on our way on Namor Sub-Mariner. It's a huge, huge movie of ours with Universal. We are in negotiations with a director. Again I'm only mentioning movies that in our opinion are going to support all core businesses. Namor is sort of a Star Wars under water. It's PG13. Obviously Spider-Man is Spider-Man.

                      By 2007 we'll be out with Hulk 2, a sure winner. It's been very successful for Marvel. And Hulk 2 is going to be like the Coke and Diet Coke. It will be Diet Hulk. It will be happier, funnier, and a lot more accessible. And therefore we feel very, very strongly. Hulk is in demand from licensees and retailers, so we are going to make sure they're happy with us in 2007.

                      And we hired a writer, and we are well on our way for 2007 on a movie named Wolverine. After Spider-Man 3 we are going to take the saga of Logan, Wolverine and continue developing this.

                      In the pipeline again every movie with the exception of Punisher, which is an R rated movie, but it's the kind of a deal that makes it worth our while doing it, all these things are core business driving events. They're all PG-13 movies. They're all big, big important events for the studios and for us.

                      In the pipeline in the area of, again, continuing our journey into history into the future, the things that are in development, some of them actually with talent attached to it are movies like Killraven, which is Marvel's version of Gladiator in the year 3000, Black Panther, Captain America, Nick Fury, Silver Surfer, Thor, Ant-Man. And I think it's enough. Everybody's giving me the eyes to shut up.


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                      So same time we are in production on our Avengers
                      direct-to-video animated feature. And we are getting ready to get into number two. There'll be four titles under the direct-to-video. These are high quality 70-minute features featuring Avengers 1 and 2 based on Ultimate, Iron Man, and Hulk, all major known characters. And if Bruno wants to be my friend, there'll be a lot more animated shows coming out of Europe.

                      And that's basically it.

Allen Lipson:         Thank you, Avi.

                      With respect to our publishing division, as you know, Alan Fine was recently appointed head of this operation in addition to his role as head of Toy Biz. We are very confident that Alan, with his background and experience in both producing and marketing products to children, will be able to expand our publishing range of products and their demographic reach while also making inroads on building distribution and more traditional outlets such as leading bookstore chains as well as in the mass market.

                      In our toy division we are very pleased by the performance of the Spider-Man 2 line developed, designed, and marketed by our in-house Toy Biz team. They are now hard at work on the toy line for Fantastic Four for our master toy licensee, Toy Biz Worldwide. Given the accelerated production cycle for the film, as well as strong competition from Star Wars, we're maintaining a very conservative view on the expected sales performance for Fantastic Four toys in 2005. Accordingly, we have built our financial guidance on expected wholesale sales of this licensed toy line of roughly $80 million in 2005.

                      As Ken reviewed, Marvel has made meaningful progress in our share repurchase program, as we believe the long-term returns from this effort are


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                      the most attractive way to deploy our capital at this
                      time. We will continue to pursue purchases under this program.

                      Should we exhaust the $100 million authorization, I think it's safe to say that the Board will seriously consider the potential of a further authorization of some magnitude while also maintaining sufficient liquidity for us to pursue any acquisitions or opportunities that present themselves.

                      With that, we'd like to open the call to the Q&A period. Operator, may we take the first question?

Operator:             Thank you. Ladies and gentlemen, if you would like to
                      register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you're using a speakerphone, please lift your handset before entering your request - one moment please for the first question.

                      Our first question comes from the line of Robert Routh from Jefferies. Please proceed with your question.

Robert Routh:         Yeah, hi.  Congratulations, guys, a few quick questions.

                      First, I'm wondering if you looked at your tax situation. And going forward, given how much money in free cash flow you're throwing off whether or not you've come to any resolution as far as what you may be able to do to mitigate that on a going forward basis.

                      Second, I was wondering if you could comment on - obviously in your annual from '03 you mentioned you expected to grow operating income on an


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                      annualized basis of between 10% and 20%. Obviously it
                      could be lumpy year-to-year. But looking back that's kind of the range. I'm wondering if you're still committed to those numbers through the rest of the decade.

                      And finally I think Spider-Man 1 initially shipped 45 million DVDs or something like that. I'm wondering if you're looking at numbers similar to that for Spider-Man 2.

Ken West:             I'll take the tax question. And that relates to the fact
                      that we've put into play certain strategies that will hold to a certain acceptable level our combined effective rate for the remainder of the current year, and for '05, in the range of 36% to 37%. And we think that's a very achievable objective. Next?

Allen Lipson:         With respect to the operating income, yes, I have made
                      that statement before and I fully believe that will continue in the future. On an annualized basis our operating income should absolutely be in the range of 10% to 20%.

                      But given the variables that we have disclosed in our press release relating to the retail environment and the competitive landscape in merchandising for next year it can vary from year-to-year. As you mentioned, it can be lumpy. But over the long-term absolutely in the 10% to 20% range.

                      Avi, do you want to comment on the DVD?

Avi Arad:             Well the number of DVDs obviously is a question to put out to Sony. But there've been many publications. This is a unique situation in which Sony, because of the success of Spider-Man 1 - I believe there was an article either
                      Variety or Times that basically lumped up the promotional partners that usually is reserved for a movie versus a DVD release valued at $100 million.


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                      So all that we can do is hope for a very big number. And
                      so Sony will or will not give you this. But there is a major effort and great enthusiasm for this new DVD. It's a special DVD. It's expanded. And between that and the combined DVDs, which is the other edition, hopefully it will be at 100.

Robert Routh:         Thank you. Okay, great. And just one quick follow-up
                      question - given how well you've been doing financially and where the stock has been, I'm wondering is there any point at which the company or management would consider
                      LBOing the company and taking it private?

Allen Lipson:         Right now there has been no consideration given to that.

Robert Routh:         Thank you very much.

Operator:             Thank you. Our next question comes from the line of Joe
                      Hovorka from Raymond James. Please proceed with your question.

Joe Hovorka:          Thanks - three quick questions. One is that in the release you mentioned that you had increased some reserves, which accounted for the higher corporate expense. Can you tell me what those reserves were?

                      Secondly, the 10% growth in international licensing seems somewhat conservative considering I guess it grew 75% in the quarter. Is there a reason that you would expect the growth rate to slow as much as you're suggesting?

                      And then finally, the Punisher DVD, can you just update us on when you expect those revenues to hit the P&L? Thanks.

Allen Lipson:         With respect to the international licensing, let me just
                      say that next year, while we have only projected 10%, that is an initial projection obviously based right


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                      now. One of the things being that we're going into other
                      areas of the world where we don't have as much exposure as we did in Europe and, therefore, it becomes a little more difficult to obtain that exposure. It takes a little longer. But I think we - in fact, I know we do - over the long-term remain committed to the international market and growth in the international market and still see tremendous opportunities there.

Ken West:             Joe, with respect to the contingency reserves that have
                      been created, I don't want to pose these to be of a recurring nature, but it's also of a nature that it's specifically, as stated, a contingency reserve for various matters, for which we will not go into any detail.

Joe Hovorka:          And The Punisher DVD?

Ken West:             As far as the revenues to be generated from the sale of
                      DVDs for The Punisher, that is expected in '05.

Joe Hovorka:          Okay.  Thank you.

Operator:             Thank you. Our next question comes from the line of Arvind
                      Bhatia from Southwest Securities. Please go ahead with your question.

Arvind Bhatia:        Good morning, guys, and congratulations on a good quarter.

Allen Lipson:         Thank you.

Arvind Bhatia:        If I'm doing the math correctly, you're guiding towards
                      toy sales next year of about $80 million. And I imagine most of that is Spider-Man. So if that is the case, then you're expecting a drop from let's call it $170 million or so in Spider-Man sales this year in toys versus about half that next year. How does


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                      that compare to the drop that you saw in Spider-Man 1 toy
                      sales back in 2002 and then following that in 2003?

Ken West:             Arvind, let me just give you a few points, and then I'll
                      let Alan Fine address the rest. As I mentioned in my remarks, the Fantastic Four toy line is a licensed toy line to our master toy licensee, and that's for the action figures and accessories. So that will not be revenue generated in our own toy segment. And as we anticipate our toy sales of Spider-Man 2 toys will be declining in '05 as compared to '04 in a principal nature.

Arvind Bhatia:        Well I think maybe let me explain my question a little
                      bit. I understand Fantastic Four is going to be in licensing. I was talking about backing out what you would do - your guidance is $370 to $390 million in top line next year. So I took out the publishing run rate, and I also took out your guidance and licensing income, which I think is at 60%. And I'm left with about $80 million in actual gross toy sales. And what I was suggesting was that that probably comes mostly from Spider-Man toy sales continuing to sell next year.

                      One, Is that correct? And second, that's a drop of about 50% from the gross toy sales in Spider-Man that you're recording this year. And therefore I'm going back to your experience with Spider-Man 1 and asking if you've experienced a similar drop, or are you being conservative, or is this a reasonable expectation, i.e., in the non Spider-Man movie year the kind of drop that you see in Spider-Man sales?

Allen Lipson:         Alan, could you answer?

Alan Fine:            Arvind, hi.  This is Alan Fine speaking.


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Arvind Bhatia:        Hi, Alan.

Alan Fine:            Spider-Man sales in '05 will be recorded under Toy Biz
                      Worldwide. So the sales that you see under Toy Biz are under products, TNA Wrestling, which we'll launch in the fall of '05, which is a new wrestling organization that's focused on extreme athleticism. There's some Lord of the Rings business and other products in that number. But
                      Fantastic Four and Classic Spider-Man are all Toy Biz
                      Worldwide.

                      And I'm not sure I've totally answered your question, but...

Arvind Bhatia:        Well all I'm actually trying to get to is toy sales for
                      next year from Spider-Man toys. I believe that's going to be recorded on a gross basis, right? That's not part of licensing.

Alan Fine:            No, it is part of licensing. We're not forecasting
                      Spider-Man Movie 2 sales in '05, just Classic Spider-Man, which is recorded in licensing.

Arvind Bhatia:        Okay.  Maybe we'll discuss it off line.

                      Just following up on the toy trend for next year, Batman and Star Wars coming out in the summer timeframe next year, how do you see that from a competitive standpoint, you know, for Fantastic Four and other toys?

Alan Fine:            I think that we've - you know, in the spirit and
                      philosophy of the culture of our company where we're prudent and conservative in our forecasting, I think we've taken that into account in our forecast for Fantastic
                      Four, which we've already told you is $80 million in '05.
                      We know that Star Wars and Batman are major events, and they precede the release of the Fantastic Four movie. So we've taken that into consideration.


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Arvind Bhatia:        Got it. A final question - it looks like to me the JV
                      share for you is 75/25 is the ratio it looks like to me. My question is obviously that's a better deal for you for Spider-Man 2. Does that continue for Spider-Man 3 as well?

Allen Lipson:         The arrangement that we have with Sony will continue for
                      all movies. We've given the sales and we've given the minority interest in effect. We really can't comment on percentages or anything else like that. But whatever arrangement we have with Sony will continue.

Arvind Bhatia:        Great, and again congratulations.

Allen Lipson:         Thank you.

Operator:             Thank you. Our next question comes from the line of Barton
                      Crockett from JP Morgan. Please proceed with your question.

Robert Malaky:        Yes, this is actually Robert Malaky speaking for Barton. I had a question in regard to guidance for next quarter.
                      With the kind of performance that you've had third quarter don't you feel that perhaps you're being a little bit conservative going forward?

Ken West:             Well, specifically in the licensing division, we believe
                      that there are several global licensing deals that will most likely close in Q1 of 2005 versus the fourth quarter simply due to the increased complexity associated with wrapping up these larger global deals.

Robert Malaky:        So that is accounting for the conservatism?


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Ken West:             I wouldn't necessarily say conservatism. It is our most
                      appropriate forecast. In addition, as I mentioned before, there's the additional corporate overhead expense of about $4 million related to the release of a different facility here in New York. So all those elements are built into our Q4 forecast.

Robert Malaky:        Thank you very much.

Operator:             Thank you. Our next question comes from the line of Peter
                      Mirsky from Oppenheimer. Please proceed with your question.

Peter Mirsky:         Thanks very much, guys. Just looking at the guidance for
                      2005, you have license renewals at about $60 million and overages at about $35 million. I realize we're not exactly comparing apples to apples. Is that a good way to think about the advanced payments versus the overages on a typical contract, that sort of ratio?

Allen Lipson:         Tim?

Tim Rothwell:         It's difficult to put an exact formula on something like
                      this. But the way we manage our business is we line up all of our existing partners and potential partners, and we look at the categories. We look at the amount of revenue that's been generating historically over the last several years and we know what is coming up for renewals. That range is somewhere around $60 million.

                      We have several years of historical overages that remain in the $30 to $35 million range. So we feel comfortable that this particular pattern would continue.


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Peter Mirsky:         So maybe in terms of looking at a future contract, maybe
                      where a couple of years ago you were 50/50, is it two-thirds in front one-third on the overages a reasonable way to look at it, or you just can't apply that to the group?

Allen Lipson:         No, you really can't. First you need to look at the
                      individual licenses. Also you need to understand that with the consolidations that are going on in the larger licenses and the more promotion and retail promotions going behind it the overage still can be quite substantial. And you have to look in terms of the entire term of the license. It's not - you can't come out with anything formulistic like that in terms of saying well now it's going to be 75/25. Remember, most of the overages for next year are going to be licenses that were entered into this year, for instance.

Ken West:             Or last year.

Peter Mirsky:         Right. Okay. Just two other really quick questions - One
                      can you comment at all on what FOX's budget is going to be for Fantastic Four? And finally could you remind us the $12 million charge for retirement of debt in Q2, that's a pre-tax number?

Ken West:             All the retirement charges associated with the senior note redemption were pre-tax elements. And as I remember, that was a charge of $9 million specifically to the note holder and some deferred debt costs that add up to the rest.

Peter Mirsky:         Okay.

Allen Lipson:         Avi, do you want to mention about the budget for Fantastic
                      Four?

Peter Mirsky:         If you can.


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Avi Arad:             Well Fantastic Four is a July 4th weekend movie,
                      traditionally is a big movie. And you go figure the number.

Peter Mirsky:         Thanks.

Operator:             Thank you. Our next question comes from the line of Glen
                      Reid from Bear Stearns. Please proceed with your question.

Glen Reid:            Hi.  Good morning.  I've got a couple quick questions.

                      First, can you comment on whether or not you guys are into overages yet on your Activision video game deal?

                      And then I guess secondly and I guess more broadly, can you talk, you know, about the toy environment in general just in terms of currently competition, retail shelf space, and then sort of how you see next year playing out given kind of what you're seeing right now? Thanks.

Allen Lipson:         Alan, could you comment on the toy environment?

Alan Fine:            I think that the toy environment is a bit muddy. You all
                      read the news, Toys `R Us and KB, so from the toy specialty point of view there are lots of things that have to be sorted out in regards to both of those chains. But, you know, the business is growing at the mass market discounters. And we're doing quite well there where we have strong relationships, expanding shelf space. And you know, we're doing quite well there.

                      We're very fortunate I think to have a major event DVD release on the Spider-Man movie coming at just the right time for holiday sales with just enormous


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                      promotional support from Sony behind it. And I think that
                      that's going to give us a great push through the retail channel on our products through Christmas. So we feel pretty good about our prospects going forward.

Allen Lipson:         Ken?

Ken West:             Glen, specifically with respect to Activision and those
                      contract performances, we actually have two separate license agreements with Activision. And the one specifically for the Spider-Man movie is already in overages.

Glen Reid:            Okay.

Operator:             Thank you. Our next question comes from the line of
                      Anthony DiClemente from Lehman Brothers. Please proceed with your question.

Anthony DiClemente:   Hi. Thanks. I have two questions. First, I was wondering
                      if you could compare and contrast the Fantastic Four toy line for next year with the X-Men toy line? And, you know, I see some similarities. It's a FOX film. They're a collection of characters. You know, arguably the X-Men characters are a little bit darker. But just wondering where you see kind of the improvement of the up side in the Fantastic Four toy line?

                      And then secondly, you know with respect to the $60 million in domestic license renewals, I'm just wondering what percentage of that or if you can sort of give us more color or texture around whether or not those renewals are really contingent on the demand for the licenses for Fantastic Four and those characters considering that is the big event film for next year, or whether or not, you know, it's really just demand for more of the classic characters that are driving that $60 million? Thank you.


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Allen Lipson:         Alan?

Alan Fine:            Hi. It's Alan Fine again. I'll take the first question on
                      the Fantastic Four toy line.

                      It's really not fair to compare Fantastic Four to X-Men. It's apples and oranges. It's not a fair fight. It would be more appropriate to compare Fantastic Four to both our success in the Hulk toy product line and the Spider-Man movie. We did $100 million with Hulk. We're tracking to the upper end of the guidance that we've given you on Spider-Man movie for this year. And the Fantastic Four line in terms of size is much larger than Hulk, and it's comparable to the size of the Spider-Man movie toy line.

                      It is a - and it starts with a great property. I've said this before on conference calls, that my personal opinion is the Fantastic Four is one of the most dynamic and merchandisable brands in the Marvel library. It translates extremely well and very easily to toys. It does not take a brain surgeon to put together this product line because the brand and the movie are just overflowing with an abundance of toyetic ideas.

                      It's a very bright movie from a color palette. It's very bright. It's very fun. It's kid friendly. It's got a dialog that kids will love. It'll speak directly to kids. They'll get it because the characters - they're like a misfit family in a way. And they play pranks on each other. They tease each other. And then they each have these amazing powers that will just play across the movie screen with a great deal of visual excitement.

                      We had Toy Fair last week. October now is the big Toy Fair. February means a lot less. All our major customers come in now in October. And we had a great story to tell. And it was a fun story to tell. And for those of you


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                      that do make retail checks - and I encourage you to do so
                      - I think that you'll hear the buzz now is really starting to build on Fantastic Four. In addition to an endless amount of support that's coming from FOX promotionally, which will be geared more towards family. It'll be family promotion. We will - on behalf of our master licensee, Marvel Toy Biz--we--will market directly to 5 to 9-year-old boys - that's our core demographic; that's our mainstream customer - with a very aggressive marketing effort because we feel that this is a brand that has enormous potential, and it's worth our support.

Allen Lipson:         Thank you, Alan.

                      Tim?

Tim Rothwell:         Yes, to address your question on the $60 million, let's
                      take a step back. On Fantastic Four we've been working aggressively this past year. We have an incredible lineup of licensees. We have over 50 domestic licensees, best in class, top companies on board right now. This program will increase to over 60 licensees. These deals are all in the works.

                      The $60 million is a combination of a number of things. One is we've been working very hard over the last year at expanding our base of business. You've heard me talk about this on the last couple calls. First is our everyday classic Spider-Man business. It's a substantial brand for us. It's a driver and it's global.

                      In addition to this we've built another brand called Marvel Heroes. As a comparison, you could use the Disney princess example. It allows our licensees the ability to combine multiple super heroes on similar products.


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                      The reaction in the marketplace has been strong. We are
                      signing major licensees, in both domestic and international markets globally on this, internationally and domestically. We've also created two sub-brands. Marvel Retro, which addresses an older consumer using art from the `60s and the `70s, and Marvel Babies that is our infant program. $60 million is a combination of classic businesses and extended brand franchises that we've created.

Anthony DiClemente:   Got you.  Thank you.  That's helpful.

Tim Rothwell:         Okay.

Operator:             Thank you. Our next question comes from the line of Bill
                      Lennan from WR Hambrecht. Please proceed with your question.

Bill Lennan:          Thank you. The first question's about Fantastic Four and
                      its international presence. A couple movies in recent history, Spider-Man and I would also mention Shark Tail, which isn't one of yours, have been exceptionally well received internationally. So could you help us understand in your assumptions what type of box office representation
                      Fantastic Four will have internationally?

                      And then on top of that how are you handicapping the licensing effort internationally for Fantastic Four? And that's another way of asking will this be a film like Spider-Man where you get quite a bang for your buck internationally, or will it be more of a domestic focused effort both at the box office and licensing?

                      The second question for Tim - could you talk a little bit about licensee consolidation, where that effort is in terms of where you would like it to be,


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                      achieving your goals and how that's baked into any '05
                      outlook that we can offer today?

                      And then finally just a housekeeping thing for someone actually - do you expect to have another Investor Day or Analysts Day later this year?

Allen Lipson:         Okay. Let me take the last one first. We'll probably have
                      an Investor Day in March.

                      Avi, could you talk about the box on Fantastic Four?

Avi Arad:             Well, box office is - again Fantastic Four, as Alan
                      explained to us, is somewhere in the neighborhood of what
                      I'll call the triple crown Marvel character. So if you look at the box office of X-Men internationally, that was upwards of $200 million. Hulk was a little lower, yet from a licensing standpoint was a huge success.

                      We have high expectations. The Fantastic Four animated show has been running around the world since the `60s. Then there was a new show in the `90s. The Q rating, the awareness of the characters around the world, is quite high. So obviously being a blockbuster potential movie we have the expectations that this event will happen on worldwide basis.

                      If you look at FOX's recent big film releases, international is quite an expertise for them. And they've been very, very successful. Again being the tone of the movie, the dysfunctional family, action adventure, comedy, and so on, plays exactly to what the marketplace is interested in.

                      And to comment how is the research on international you need Bruno please.


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Allen Lipson:         Yes, Bruno.

Bruno Maglione:       As Avi mentioned earlier, the Fantastic Four in terms of
                      getting all the specifics on the dating, and the casting, and the pre-publicity efforts, it got started a little later in the game. And then international is once removed from that. So we're really just beginning to seed the market with Fantastic Four news.

                      I would say that, as things stand today, Fantastic Four is not immediately top of mind as a brand. But what is increasingly top of mind as a brand is Marvel overall. And both at the consumer level and even more so at the trade level, people that we need to sell to, there is tremendous anticipation on anything which Marvel brings out as the next event film.

                      Fantastic Four does benefit from a, you know, over a 50 year legacy of awareness in terms that it has been out there as a comic book in all international markets pretty much uninterrupted. And therefore there is an awareness. But in terms of activities specifically relating to kids, we are going to start with the publicity blitz around the movie and a number of other levers that we have now to drive awareness.

                      One, for example, is the international publishing whereby we are stepping up very significantly our efforts with kids' comics and kids' magazines. And we are going to be seeding already out in this fourth quarter with news on the Fantastic Four.

                      The other is the announcement about the animated series. That's generated a tremendous reaction. So I think that it was mentioned earlier that the Hulk was a good barometer. I think that with the Fantastic Four at the very least we


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                      can do what was achieved under the Hulk. And I think
                      there's a great and growing receptiveness to the property and to the Marvel brand overall.

Tim Rothwell:         I'd like to add one point. To support building brand
                      awareness internationally both Bruno and I will be packing our bags, and no one will see us for the next couple of months. Bruno is hosting a major European road show centered around Fantastic Four on November 11th. Bruno is also traveling to Japan conducting the same Fantastic Four presentation in early December. I am also traveling to both Australia and Latin America during December conducting Fantastic Four meetings with both retailers and licensees.

                      So the good news is, international licensing programs traditionally start later. They don't require the long lead times because the bulk of their merchandising is soft lines. They import a lot of the hard goods. The timing is perfect, and we're in good shape. We're ready to hit the road.

Allen Lipson:         The other question was on consolidation.

Tim Rothwell:         Our consolidation strategy is on track. For example, I
                      just came back from meetings with Sara Lee. Their Marvel sales are increasing substantially as a result of a cleaner marketplace. Our wholesale price points are also rising. Consolidation simplifies the life of our retailers. It enables Marvel to negotiate improved deals with stronger companies when they know they will not be ambushed from other licensees in the same categories.

                      Our consolidation strategy will have a tremendous impact from '04 to '06 several times over. We're excited about the future.

Allen Lipson:         Thanks, Tim.


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Bill Lennan:          Thank you.

Operator:             Thank you. Our next question comes from the line of Gordon
                      Hodge from Thomas Weisel Partners. Please proceed with your question.

Gordon Hodge:         Yes, good morning. I would not imagine you're able to find lower cost office space in New York.

Ken West:             You'd be surprised.

Gordon Hodge:         Anyway, not too many questions left, but I did have a
                      question just on the studio line, a pretty big contribution there. I'm just curious how much of that, you know, was predominantly Spider-Man, or did Punisher international sales contribute there? Did Punisher make any contribution there?

                      And then also the strategy to spend more on marketing promotion in the fourth quarter I think to support - I assume that's to support the retailers in a pretty tough toy environment. It seems like a prudent one. And I'm just curious is that paying off do you think in terms of your early order indications for '05?

Ken West:             I'll take the studio question first. And that is there was no contribution in the most recent quarter from the Punisher. And the biggest driving element in studios was Spider-Man.

Gordon Hodge:         Great.

David Maisel:         Gordon, this is David Maisel. It's also in the past year
                      we have continuing revenues from our previously released films, which, as you know, come in over a multi-year period. So in addition to the revenues from Spider-Man 2


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                      that came in, we had very healthy revenues from the
                      previously released successful films that Marvel put out.

Gordon Hodge:         Terrific. And then on the marketing and promotion plans
                      for Q4 and beyond?

Alan Fine:            This is Alan Fine again. Your assessment and assumption is right on. And you know, I think that the best way to gauge that is by the spirit of the customers that came into our showroom during Toy Fair last week. They know that they can trust Marvel Toy Biz Worldwide as a good partner. And they know that we stand behind our brands. And they know that, when we say we're going to market aggressively and thoroughly the Fantastic Four brand for '05, they know that they can leave our showroom with a lot of confidence that that's going to happen.

Gordon Hodge:         Terrific. And I'd just commend you on the aggressive
                      buyback. I think it's great to see. Thanks.

Allen Lipson:         Thank you.

Operator:             Thank you. Ladies and gentlemen, the next question comes
                      from the line of Glen Reid from Bear Stearns. Please proceed with your follow-up.

Glen Reid:            Yeah, hi. Sorry. I had a bit of phone problem. Just a
                      follow-up - Ken, you had talked about the Spidey 2, you know, sort of the JV deal with Activision. On the non
                      Spidey 2 video game deal - I guess that's the one I was really referring to - I gather from your response that you're not into overages. But I mean, can you comment, you know, perhaps maybe next year you'll start to maybe see some overages. Is that in your guidance? And then I've got a couple other questions. One, Fantastic Four toys, about when do you think they'll start hitting the retail shelves?


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                      And then I guess the one other thing is - and it appears
                      to be a wrestling in- license toy deal for next year was sort of I think in part of the question that we saw earlier on the call - if you could comment on that as well. Thanks.

Ken West:             Glen, I'll take the Activision question first. Our '05
                      guidance does not anticipate overages from the classic
                      Activision agreement. We think that that's going to fall into '06.

                      Alan, on toys?

Alan Fine:            Yeah. Glen, Alan Fine here - the Fantastic Four movie
                      product line should begin to appear on toy shelves in early May '05.

Glen Reid:            Okay. And then what appears again to be a wrestling toy
                      line in-license for next year, you mentioned something briefly about that to an earlier question.

Alan Fine:            Yes, it's TNA. And as I said, it's a fairly new wrestling
                      organization. It's a couple years old. We got a very advantageous long-term deal with them. As you may know, we've been in the wrestling business before with WCW. So we're very familiar with the characters. We have a lot of tooling that we already own. So we got into this really in a very economic way.

                      There are three shows. One show is currently airing on FOX Sport Network every Friday afternoon. It's an hour-long show. It's called Impact. There's a syndicated show, an hour-long show, called Explosion. And that's also once a week. It's airing in 75 markets. And then there's a monthly three-hour Pay-per-View major themed event. The TNA, they focus on cutting edge athleticism, extreme action. It's much more of a family entertainment


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                                                              MARVEL ENTERPRISES
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                      program, much more so than its competition where it's just focused on just incredible athleticism.

                      We should start to ship this to some of our customers I'd say towards the later end of the spring of '05. But it's predominantly a program for the fall of '05.

Glen Reid:            Okay, thanks.

Allen Lipson:         With that I want to thank everybody for joining us on this conference call for Q3. Thank you very much.

Operator:             Ladies and gentlemen, that does conclude the conference
                      call for today. We thank you for your participation and ask that you please disconnect your line.


                                       END